UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

January 29, 2018

Avinger, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36817	20-8873453
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Chesapeake Drive

Redwood City, California 94063

(Address of principal executive offices, including zip code)

(650) 241-7900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☒

Item 3.03. Material Modification to Rights of Security Holders.

To the extent required by Item 3.03 of Form 8-K, the information regarding the Reverse Stock Split (as defined below) contained in Items 5.03 and 8.01 of this Current Report on Form 8-K are incorporated herein by reference.

Item 5.03. Amendments to Articles of Incorporation or Bylaws.

As previously disclosed, on January 29, 2018 at 1:00 p.m. Pacific time, Avinger, Inc. (the “Company”) held a special meeting of stockholders (the “Special Meeting”), at which the Company’s stockholders approved a proposal to amend the Company’s amended and restated certificate of incorporation, as amended (the “Certificate of Incorporation”) to effect a reverse stock split at a ratio not less than 1-for-20 and not greater than 1-for-40 (the “Reverse Stock Split”), with the exact ratio to be set within that range at the discretion of the Company’s board of directors (the “Board”) before the day prior to the 2018 Annual Meeting of stockholders and without further approval or authorization of the Company’s stockholders. As described in Item 8.01 of this Current Report on Form 8-K, on January 30, 2018, the Board announced that the Reverse Stock Split would be effected at a ratio of 1-for-40, with an effective time of 5:00 p.m. Eastern time on January 30, 2018. On January 30, 2018, the Company filed a certificate of amendment to the Certificate of Incorporation (the “Certificate of Amendment”) with the Secretary of State of the State of Delaware, and the Reverse Stock Split became effective as of 5:00 p.m. Eastern time on January 30, 2018 (the “Effective Time”). The Common Stock began trading on the NASDAQ Capital Market on a post-split basis on January 31, 2018.

As a result of the Reverse Stock Split, every 40 shares of the Company’s Common Stock, par value $0.001 per share (“Common Stock”), issued and outstanding prior to the Effective Time were combined into one share of Common Stock, reducing the number of issued and outstanding shares of the Common Stock from approximately 35.1  million to approximately 877,000. The Company’s transfer agent, American Stock Transfer & Trust Company, LLC (“AST”), will serve as exchange agent for the Reverse Stock Split and will provide instructions to stockholders of record regarding the process for exchanging shares.

Because the Certificate of Amendment did not reduce the number of authorized shares of the Common Stock or Preferred Stock, the effect of the Reverse Stock Split was to increase the number of shares of Common Stock and Preferred Stock available for issuance relative to the number of shares issued and outstanding. The Reverse Stock Split did not alter the par value of the Common Stock or Preferred Stock or modify any voting rights or other terms of the Common Stock or Preferred Stock.

No fractional shares will be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares because they held a number of pre-Reverse Stock Split shares of Common Stock not evenly divisible by 40, will, in lieu of a fractional share, be entitled, upon surrender to the exchange agent of certificate(s) representing their pre-split shares or upon conversion of their shares held in book-entry, to a cash payment equal to the product obtained by multiplying (i) the closing sale price of the Common Stock as reported by the NASDAQ Capital Market on the effective date of the Reverse Stock Split by (ii) the number of shares of Common Stock held by such stockholder before the Reverse Stock Split that would otherwise have been exchanged for such fractional share interest.

AST will be issuing all of the post-split shares in paperless, “book-entry” form, and unless otherwise requested by the stockholder, AST will hold the shares in an account set up for the stockholder. All book-entry or other electronic positions representing issued and outstanding shares of the Common Stock will be automatically adjusted. Those stockholders holding Common Stock in “street name” will receive instructions from their brokers.

In addition, pursuant to their terms, a proportionate adjustment will be made to the per share exercise price and number of shares issuable under all of the Company’s outstanding equity awards, and the number of shares authorized and reserved for issuance pursuant to the Company’s equity incentive plans will be reduced proportionately.

Following the Reverse Stock Split, the trading symbol for the Common Stock continues to be “AVGR”. The new CUSIP number for the Common Stock following the Reverse Stock Split is 053734208.

The above description of the Certificate of Amendment and the Reverse Stock Split is a summary of the material terms thereof and is qualified in its entirety by reference to the Certificate of Amendment, a copy of which is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

Item 8.01.  Other Events.

Reverse Stock Split Ratio and Press Release

On January 30, 2018, the Board approved a Reverse Stock Split ratio of 1-for-40, and the Company issued a press release announcing the same. A copy of this press release is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)       Exhibits.

Exhibit No.	Description

3.1	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Avinger, Inc., dated as of January 30, 2018.
99.1	Press Release of Avinger, Inc. on January 30, 2018 related to the Reverse Stock Split.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVINGER, INC.

Date: February 2, 2018	By:	/s/ Jeffrey M. Soinski
Jeffrey M. Soinski
Chief Executive Officer and President